Exhibit 10.2

English summary of Tax Settlement Agreement, dated June 23, 2024, between Teva Pharmaceutical Industries Limited and the Israeli Tax Authorities (the “Agreement”)

Parties: (a) Assessing Officer Jerusalem 1 (the “Assessing Officer”); and (b) Teva Pharmaceutical Industries Ltd. (the “Parent Company”), Assia Chemical Industries Ltd. (“Assia”), Teva Medical Ltd. (“Teva Medical”), Plantex Ltd. (“Plantex”) and Abic Ltd. (“Abic” and, together with Parent Company, Assia, Teva Medical and Plantex, the “Teva Group”)

Date: Signed on June 20, 2024 and approved by the District Court on June 23, 2024

Subject Matter of the Agreement:

1.

The Agreement settles the disputes between the parties in relation to the tax years 2008 to 2020 (the “Disputed Tax Years”), with neither of the parties admitting to the other party’s claims – as detailed, inter alia, in the assessments according to the “best of judgment”, in the assessments by written order, in the notifications interpreting the reasoning for the assessments and in the notifications interpreting the grounds for the appeals.

2.

For the full, final and complete dismissal of all claims, allegations and demands of the Assessing Officer against the Teva Group and of the Teva Group against the Assessing Officer, the Teva Group will pay a sum of NIS 2,787,000,000, which also includes amounts representing interest and linkage differentials from the end of each of the Disputed Tax Years until the signing date of the Agreement. Of this tax settlement amount, a sum equal to NIS 1,838,600,000 (together with the Supplemental Tax as detailed in Section 3 below) will be paid by the Teva Group for the dismissal of all claims of the Assessing Officer in connection with the Exempt Income (as defined in Section 5 below), and the remaining NIS 948,400,000 will be paid by the Teva Group for the dismissal of all additional claims. Such payments will be paid, along with interest and linkage differentials, in the following order: NIS 186 million in 2024; NIS 744 million in 2025; NIS 558 million in each of 2026 and 2027; and NIS 446 million in each of the years 2028 and onwards, until the full tax amount is paid.

The tax amount referred to in this Section will bear interest and linkage differentials (pursuant to Section 159A of the Income Tax Ordinance (New Version) 5721-1961 (the “Ordinance”)) from the signing date of the Agreement until the applicable payment date.

The Parent Company will be entitled to elect in its discretion, at any of the aforementioned times, to repay the full tax settlement amount, or any part thereof, in amounts exceeding the annual amounts detailed above.

The Parent Company will be entitled to approach the Assessing Officer towards the end of the second quarter of 2025 and request that, from the amounts payable in the last two quarters of 2025 (NIS 460 million), the payment of an aggregate amount of NIS 185 million will be postponed in equal parts to the years 2026 and 2027. The Assessing Officer will examine the request and decide, both with respect to the question of postponing the payments and with respect to the scope thereof, taking into account the entire circumstances.

3.

In addition to the amount referred to in Section 2 above, with each distribution of dividends from the Parent Company to its shareholders, the Parent Company will pay an additional sum for the Disputed Tax Years as follows (the “Supplemental Tax”):

a.	With each distribution of dividends in the years 2024-2025, a sum equal to 5% of all the profits to be distributed.

b.	With each distribution of dividends in the years 2026-2027, a sum equal to 6% of all the profits to be distributed.

c.	With each distribution of dividends from 2028 and onwards, a sum equal to 7% of all the profits to be distributed.

Teva Group will be required to pay the Supplemental Tax until dividends with a nominal aggregate value of NIS 27,160 million are distributed.

For the purposes of this Section, “distribution of dividends” means every action that essentially constitutes a distribution of dividends according to applicable law, including the purchase of the Parent Company’s shares by the Parent Company itself or by any of the companies under its control. It is agreed that for the purpose of this Section, the provisions of Sections 51(h) and 51B(b) of the Law of Encouragement for Capital Investments 5719-1959 (the “Encouragement Law”), and the acquisition of companies in Israel or abroad and investments in, or loans to, subsidiaries, whether domestic or foreign, existing or new, will not be considered as a distribution of dividends that would require the Teva Group to pay Supplemental Taxes pursuant to this Section.

The payment of the Supplemental Tax will be in addition to the tax applicable to the Parent Company (to the extent it will be required to pay such tax by law) and/or in addition to the tax applicable to the recipient of the dividend according to the provisions of the Ordinance and/or the Encouragement Law. Such payment does not depend on the sources of income from which the dividend was distributed, the tax year in which the distributed profits were produced, or the tax rate previously imposed on them, and the payment will not be offset in any way.

The Supplemental Tax is payable within 30 days from the date of distribution of the dividends, and will bear interest and linkage differentials pursuant to Section 159A of the Ordinance as of 30 days from the date of the distribution until the applicable payment date.

The Agreement also provides that, from 2024 onwards, the Parent Company will attach to each of its annual reports filed in accordance with Section 131 of the Ordinance a statement providing certain information relating to any dividends distributed that year and the Supplemental Tax payable thereon.

4.

The Agreement includes tax payments for all income exempt from tax until the end of 2020 in accordance with Sections 47 and/or 51(b) and/or 51A of the Encouragement Law, which amounts to NIS 27,160 million (the “Exempt Income”). Upon the signing of the Agreement, the Exempt Income will be considered income that has been subject to corporate tax, and therefore the Exempt Income shall be deemed for all intents and purposes as income on which corporate tax was applied, and the Parent Company and Assia will not be left with “accumulated income”, as defined in Section 52D(a) of the Encouragement Law.

Accordingly, except in the event of a future legislation change, the Assessing Officer will not raise, directly or indirectly, in respect of any action taken in the past or which will be taken in the future by the Teva Group, any claim, of any type or sort, in relation to the Teva Group’s tax liability for its Exempt Income by virtue of the Encouragement Law, including the expansion provisions in Sections 51(h) and 51B(b)(1) of the Encouragement Law, Section 74(d)(1) of the Encouragement Law or the provisions of the Ordinance, including but not limited to tax liabilities relating to the distribution of dividends, repurchase of shares, acquisition of companies in Israel or abroad and investments in, or loans to, subsidiaries. Nothing in this Section is intended to exempt the Parent Company from its obligation to withhold tax at source (to the extent applicable by law), when distributing its Exempt Income as dividends to its shareholders.

5.

Pursuant to the Agreement, it is agreed that the Teva Group, or anyone acting on its behalf, will not demand, directly or indirectly, in any tax year, the offset of USD 2.166 billion which the Parent Company declared in 2018 on account of the liquidation of Teva Pharmaceuticals Finance Switzerland GmbH (“TPFS”), and that no claims of any kind will be raised on their behalf, directly or indirectly, in relation thereto, including, but not limited to, claims in relation to its deduction as part of the original price of any amount in connection with the funds that were used by the Parent Company for the purchase of its shares from TPFS and other actions in connection with its liquidation.

6.

Pursuant to the Agreement, it is agreed that the companies in the Teva Group, or anyone on the Group’s behalf, will not demand excess credit for the payment of foreign taxes, as defined in Section 205A of the Ordinance, for foreign taxes paid in the tax years 2012-2020; and will not file for deductions, according to the terms set forth in Section 20(a) of the Ordinance, for expenses paid in the tax years 2012-2020.

7.

Pursuant to the Agreement, it is agreed that the parties will respect the decision set forth in the mutual agreement procedures handed down in relation to the allocation of Teva’s headquarter costs in accordance with the Treaties for Preventing Double Taxation signed between the State of Israel and the following countries: the United States of America, Germany, the Czech Republic, Canada, Hungary, Great Britain and the Netherlands. The Parent Company will pay, within 30 days from the date of that decision, additional taxes for the coordination of expenses related thereto, together with interest and linkage differentials pursuant to Section 159A of the Ordinance.

8.

It is agreed that the companies in the Teva Group, or anyone on their behalf, will not claim as an expense for tax purposes, the interest and linkage differential expenses for the tax payments resulting from the Agreement.

9.

It was agreed that a delay in the payment of the tax settlement amounts set forth above for a period that exceeds 30 days would trigger acceleration of payment of the remaining tax debt. Such tax debt will also bear a delay penalty at a rate of 0.2% for each week of delay, in addition to interest and linkage differentials, until the date of actual payment, and an additional sum calculated at a rate of 25% per year of the delayed tax amount until it is paid. Failure to comply with the payment terms of the Agreement may also result in the cancellation of the relief from tax liability provided in Section 4 above for Exempt Income, which the Parent Company will have the right to object to.

10.	No deficit penalty will be imposed for the Tax Years covered by the Agreement.

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